EXHIBIT 11

                            OPINION OF ROPES & GRAY

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                                                                      Exhibit 11






                                            August 22, 2001




CDC Nvest Funds Trust I
399 Boylston Street
Boston, Massachusetts  02116

         Re:   Registration Statement on Form N-14

Ladies and Gentlemen:

         This opinion is being furnished in connection with the Registration Statement of CDC Nvest Funds Trust I (the "CDC Trust") on Form N-14 (the "Registration Statement") with respect to CDC Nvest Balanced Fund (the "Balanced Fund") and CDC Nvest Jurika & Voyles Relative Value Fund (the "Relative Value Fund" and, together with the Balanced Fund, the "Acquiring Funds"), each a series of the CDC Trust, being filed by the CDC Trust today under the Securities Act of 1933, as amended (the "Act"), relating to (i) the proposed acquisition by the Balanced Fund of substantially all of the assets and liabilities of Jurika & Voyles Balanced Fund, a series of Jurika & Voyles Fund Group (the "J&V Trust"), and the issuance of Class Y shares of beneficial interest of the Balanced Fund in connection therewith (the "Balanced Fund Shares"), and (ii) the proposed acquisition by the Relative Value Fund of substantially all of the assets and liabilities of Jurika & Voyles Value+Growth Fund, a series of the J&V Trust (the Jurika & Voyles Balanced Fund and Jurika & Voyles Value+Growth Fund are each an "Acquired Fund"), and the issuance of Class Y shares of beneficial interest of the Relative Value Fund in connection therewith (the "Relative Value Fund Shares" and, together with the Balanced Fund Shares, the "Shares") (each such proposed acquisition an "Acquisition"). Each Acquisition is to be effected pursuant to a separate Agreement and Plan of Reorganization by and among the CDC Trust, on behalf of the relevant Acquiring Fund, the J&V Trust, on behalf of the relevant Acquired Fund, CDC IXIS Asset Management North America, L.P., CDC IXIS Asset Management Advisers, L.P. and Jurika & Voyles, L.P. (each an "Agreement and Plan of Reorganization") in substantially the form included as Appendix B to the Prospectus/Proxy Statement that is a part of the Registration Statement.


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CDC Nvest Funds Trust I               -2-                        August 22, 2001


         We have examined the form of Agreement and Plan of Reorganization; the CDC Trust's Amended and Restated Agreement and Declaration of Trust, as amended to the date hereof (the "Declaration of Trust"), on file in the office of the Secretary of State of the Commonwealth of Massachusetts; the By-Laws of the CDC Trust, as amended to the date hereof; a form of amendment to the Declaration of Trust to designate the Relative Value Fund as a separate series of the CDC Trust (the "Amendment"); and the form of proposed resolutions of the Board of Trustees of the CDC Trust authorizing the execution and filing of the Amendment, approving each Agreement and Plan of Reorganization and authorizing the issuance of the Shares (the "Resolutions"). We have examined such other documents and records, including a certificate of the Secretary of State of the Commonwealth of Massachusetts, as we have deemed necessary for purposes of this opinion.

         We have assumed, for purposes of this opinion, that, prior to the date of the issuance of any Shares, (i) the Agreement and Plan of Reorganization pursuant to which such Shares are to be issued shall have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the CDC Trust, on behalf of each of the relevant Acquiring Fund, the J&V Trust, on behalf of the relevant Acquired Fund, and the other parties thereto, (ii) the Board of Trustees of the CDC Trust shall have duly adopted the Resolutions and (iii) the Amendment shall have been duly executed and filed with the Secretary of State of the Commonwealth of Massachusetts and the City Clerk of the City of Boston.

         Based upon the foregoing, we are of the opinion that:

         1. The CDC Trust is a duly organized and validly existing unincorporated association with transferable shares existing under and by virtue of the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

         2. When issued in accordance with the relevant Agreement and Plan of Reorganization, the Balanced Fund Shares and the Relative Value Fund Shares, as the case may be, will be validly issued, fully paid and nonassessable by the CDC Trust.

         The CDC Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the CDC Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the CDC Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the CDC Trust or its Trustees. The Declaration of Trust provides for indemnification out of series property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the relevant series.


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CDC Nvest Funds Trust I               -3-                        August 22, 2001


Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the CDC Trust would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                           Very truly yours,

                                           /s/Ropes & Gray
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                                           Ropes & Gray